PHILLIPS 66

2331 CityWest Boulevard

Houston, Texas 77042

(281) 293-6600

January 31, 2022

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Energy & Transportation

100 F Street, N.E.

Washington, D.C. 20549-4628

Attention:	Irene Barberena-Meissner
Laura Nicholson

Re:	Phillips 66
Registration Statement on Form S-4
File No. 333-261605

To the addressees set forth above:

Phillips 66 (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 3:00 P.M., Washington, D.C. time, on February 2, 2022 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Thank you for your assistance in this matter.

[Signature Page follows]

Very truly yours,

Phillips 66

By:	/s/ Kevin J. Mitchell
Kevin J. Mitchell
Executive Vice President, Finance and Chief Financial Officer

Cc:    Greg C. Garland, Phillips 66

William N. Finnegan, Latham & Watkins LLP

Thomas G. Brandt, Latham & Watkins LLP